Exhibit 4.13

AGREEMENT FOR PARTICIPATION OF ACCREDITING ENTITY

IN ELO PAYMENT ARRANGEMENTS

This Agreement for Participation of the Accreditation Agent in Elo Payment Arrangements ("Agreement") is entered into by and between:

I.	ELO SERVIÇOS S.A., a corporation duly organized and validly existing under the laws of the Federative Republic of Brazil, headquartered at Alameda Xingu, No. 512, 5o andar, Alphaville, in the city of Barueri, State of São Paulo, CEP 06454-000 and enrolled with the National Register of Corporate Entities of the Ministry of Finance ("CNPJ/MF") under No. 09.227.084/0001-75 ("Elo"); and

II.	STONE PAGAMENTOS S.A., a corporation duly organized and validly existing in accordance with the laws of the Federative Republic of Brazil, headquartered at Rua Fidêncio Ramos, n° 308, Torre A, 10o andar, conjunto 102, CEP 04551-010 and enrolled with the CNPJ/MF under No. 16.501.555/0001-57 ("Participant"), Elo and Participant, herein represented by its/their legal representative(s) identified on the signature page hereof, are hereinafter collectively referred to as "Parties" and, individually, as "Party".

WHEREAS:

(i)	Elo is a payment arrangements provider, as defined in Law 12.865/2013 and Circular Letter 3682/2013, duly authorized you the Central Bank to exercise the activity of provider of Elo Payment Arrangements;

(ii)	The Participant is a financial institution, as defined in Law 4.595/1964, or a payment institution, as defined in Law 12.865/2013 and Circular Letter 3.683/2013, duly authorized to operate by the Central Bank;

(iii)	Elo wishes the Participant to participate in the Elo Payment Arrangements, in the capacity of Accreditation Agent, under the terms of the Regulation;

(iv)	The Participant wishes to participate in the Elo Payment Arrangements, in the capacity of Accreditation Agent, with due regard to the Regulation terms.

NOW, THEREFORE, the Parties decide to enter into this Agreement, which will be governed by the following clauses and conditions:

CLAUSE I

Definitions and Rules of Interpretation

1.1.          For all purposes and effects of the Agreement, the capitalized expressions and terms defined herein will have the meanings indicated in the Glossary and in the Regulation.

1.2.          The Agreement shall be governed and construed in accordance with the following principles:

1.2.1.       Headings and titles of the Agreement are for convenience of reference only and will not limit or affect the meaning of the clauses or items to which they apply.

1.2.2.       The terms "inclusive", "including" and other similar terms will be interpreted as if they are followed by the phrase "by way of example only" and "without limitation".

1.2.3.       Whenever required by the context, the definitions contained in the Agreement and the Glossary will be applied both in the singular and in the plural forms, and the male gender will include the female and vice versa, without changing the meaning.

1.2.4.       References to any document or Law include all amendments, substitutions and restatements and respective supplements thereto, unless as otherwise expressly provided.

1.2.5.       Save as otherwise expressly provided in this Agreement, references to items or attachments apply to items and attachments to the Agreement.

1.2.6.       All references to any Parties include their successors, representatives and assigns authorized by Law or by a contractual instrument, as applicable.

1.2.7.       All timeframes provided for in this Agreement will be counted as provided for in article 132 of the Civil Code, disregarding the starting day and including the expiration day.

CLAUSE II

Purpose of the Agreement

2.1.         Subject to the terms and conditions of this Agreement, the Participant hereby agrees to participate in Elo Payment Arrangements, as an Accreditation Agent, being responsible for, in accordance with applicable regulations, providing ECs accreditation and maintenance services and participating in the processing and settlement of transactions carried out with the Payment Instruments, in accordance with the technical specifications contained in the Arrangement Manuals, and subject to the terms and conditions of the Regulation ("Services").

2.1.1.      In addition to the provisions of this Agreement, the Participant declares that it has read and agreed to all the provisions in the Regulations.

CLAUSE III
Participant´s Compensation Fee

3.1.         The Participant will be entitled to receive an applicable compensation fee in accordance with the Arrangements Manuals, specifications, reports and other documents on the subject.

3.2.         The compensations payable from the Participant to Elo are provided for in the Fees Manual.

CLAUSE IV
Rights/Obligations

4.1.         The Participant´s rights, without prejudice to other rights provided for in this Agreement, in the Regulation and in the Arrangements Manuals are as follows:

(i)	charge fees for services provided to the ECs, in compliance with the applicable regulations;

(ii)	participate in the Elo Payment Arrangements, in accordance with the general and non-discriminating rules contained in the Regulation;

(iii)	receive from the ECs the contractually agreed amounts on the Purchase Payment Transactions carried out;

(iv)	advance receivables in accordance with the Elo Payment Arrangements rules and the terms of the Agreement for Participation in the Elo Payment Arrangements;

(v)	exercise the rules and rights set forth in Chapter VII - Reasons for Rejection and Return of Payment Transactions of the Regulation; and

(vi)	perform, at its expense and through a duly qualified third party, annual audits, between the months of September and November, to verify Elo's compliance with the obligation of segregation and protection of its technological infrastructure, in the event of outsourcing processing services under Elo's responsibility.

4.1.1.       For the exercise of the right referred to in item (vi), the Participant must communicate its intention to Elo, upon at least 30 (thirty)-day prior notice.

4.2.          Without prejudice to the other obligations provided for in this Agreement, the Participant undertakes to fulfill and comply with the terms and conditions of the Regulations and Arrangement Manuals, including, without limitation, the obligation to:

(i)	be a financial institution, as defined in Law No. 4595, of December 31, 1964, or a Payment Institution, as defined in Law No. 12.865, of October 9, 2013 and Circular Letter No. 3,683 of November 4, 2013, duly authorized to operate by Banco Central do Brazil;

(ii)	comply with the rights, duties and responsibilities established in Chapter IX - Responsibilities within the Scope of the Arrangement; Section II - Among the Participants in the Elo Payment Arrangements of the Regulation;

(iii)	meet the minimum requirements set out in Chapter XI – Types of Participants of the Regulation, Section II - Requirements to become a Participant, Section III - General Participation Criteria and Requirements for Issuers and Accreditation Agents, Section IV - Criteria and Requirements for each Type of Participant, Subsection IV – Accreditation Agents, of the Regulation;

(iv)	adopt an adequate structure to manage the risks incurred within the scope of the Elo Payment Arrangements, pursuant to Chapter XII - Risks Incurred by the Participants, of the Regulation;

(v)	comply with the responsibilities provided for in Chapter VII - Reasons for Rejection and Return of Payment Transactions, of the Regulation;

(vi)	send information on the Purchase Payment Transaction, as provided in Chapter XIII - Operational Aspects within the Scope of Elo Payment Arrangements, Section IV - Conciliation of information between Participants, of the Regulation;

(vii)	adopt and maintain a structure intended to the detection, investigation, monitoring and reporting of transactions involving fraud, illicit foreign exchange transactions, money laundering and terrorism financing or other illegal activities related to the provision of its services, in compliance with the guidelines established in the Anti-Money Laundering and Anti-Terrorism Policy, under the terms of Chapter XIII - Operational Aspects within the Scope of Elo Payment Arrangements, Section V - Preventing illicit foreign exchange activities, money laundering and terrorism financing, of the Regulation;

(viii)	immediately notify Elo and the competent authorities of measures to be taken as a result of suspicions of illicit foreign exchange transactions, money laundering and terrorism financing or other suspicious activities related to the provision of its services, as well as cooperate, to the extent of the applicable legal requirements, with Elo and any Government or regulatory Authority, in the investigation of any suspected or confirmed money laundering, terrorist financing, fraud or other suspicious activities related to the provision of its services. Upon Elo's request, immediately investigate any suspected or confirmed fraud, including any EC that Elo suspects to be involved in activities of this nature;

(ix)	report to Elo and the authorities, also, the results of any investigation and take immediate corrective action if you learn in any way, that a fraud is imminent, probable or ongoing;

(x)	upon Elo's request, make sure that any EC associated with the activities listed above has its contract immediately terminated;

(xi)	immediately notify Elo, in writing, of the receipt of a notice or a relevant judgment dealing with its past or future performance of any of the accredited ECs, in relation to any of their obligations or duties provided for in this Agreement or in the Arrangements Manuals, breach, or act that can reasonably be characterized as a breach of legal requirement, including regulatory approval, especially, if it becomes aware, where it interferes with or prevents Elo´s or any of its business partners´ performance; and

(xii)	be exclusively responsible to regulatory, administrative, national and international bodies, national and international judicial bodies, for the fulfillment of their obligations related to preventing and fighting money laundering and Terrorism Financing and "know your customer - KYC" policies, of the ECs accredited by it, according to the applicable regulation;

(xiii)	adopt mechanisms capable of ensuring the security of information related to Payment Transactions, under the terms of Chapter XIII - Operational Aspects within the Scope of Elo Payment Arrangements, Section VII - Information Security, of the Regulation;

(xiv)	adopt structure capable of ensuring the management and business continuity within the scope of the Elo Payment Arrangements under the terms of Chapter XIII - Operational Issues within the Scope of the Elo Payment Arrangements, Section VI - Business Continuity Management, of the Regulation;

(xv)	comply with the obligations related to the use of the Elo Brand, pursuant to the Operational Rules Manual and Chapter XIV - Rules for the Use of the Regulatory Brand;

(xvi)	ensure interoperability with the other Participants, pursuant to Chapter XV - Interoperability Mechanisms, Section I - Interoperability among Participants, of the Regulation;

(xvii)	not give, offer, pay, promise, or authorize the payment of, directly or indirectly, any money or anything of value to any governmental authority, consultants, representatives, partners or any third party, for the purpose of influencing any act or decision by the public agent or the government, or to ensure any undue advantage, or to perform any act that violates the rules of anti-corruption legislation (Law 12.846/2013);

(xviii)	perform the accreditation of ECs, provide a structure for processing Purchase Payment Transactions;

(xix)	maintain a commercial relationship with the ECs, being responsible for obtaining all the registration information of the ECs, as well as for the obligation to keep them updated, based on the registration data verification policies, to keep the bank domicile data updated with the Domicile Institutions, make available the necessary information so that all processing and settlement, with the effective payment to the ECs, are correctly carried out within the scope of the Elo Payment Arrangements;

(xx)	send the settlement information to the Clearing and Settlement Chamber according to the payment schedule of the establishments, rules and layouts defined by the Clearing and Settlement Chamber;

(xxi)	fulfill payment position in the Clearing and Settlement Chamber, either as debit or credit;

(xxii)	impose on ECs and the Facilitators the compliance with the Regulation and the Arrangements Manuals as far as applicable to them, including with regard to information security;

(xxiii)	effect payment to the EC, through the Clearing and Settlement Chamber, with due regard to the deadline and terms established in the applicable regulation, in the Regulation and in the Arrangement Manuals;

(xxiv)	present information and/or supporting documentation, in the dispute process to the Issuer within the period required by Elo, as established in the Regulations and the MDE;

(xxv)	credit or permanently debit the payment of the Purchase Payment Transaction to the EC, once the Chargeback is settled;

(xxvi)	provide network services under the Elo Payment Arrangements;

(xxvii)	refrain from performing any non-competitive or discriminatory act with respect to Elo, in relation to other brands, as well as an act that impairs Elo's relationship with the EC and the relationship among the Elo Payment Arrangements Participants, ensuring security, protection of economic interests, privacy and protection of ECs data;

(xxviii)	adhere to the Clearing and Settlement system, pursuant to Chapter V of the Regulation;

(xxix)	provide Elo with any and all information for the faithful fulfillment of its obligations, sending the necessary files for the performance of Elo's activities, in the form and periodicity informed by Elo;

(xxx)	inform and make available to Elo, in the form and periodicity provided for in the Regulation and Arrangement Manuals, the status of the realized and unrealized settlements in the EC accounts. For unrealized settlements, identify the inconsistency that generates the settlement failure, make the correction and resend the information for settlement;

(xxxi)	send the analytical information to the Domicile Institution, to allow settlement to be operated, through and in accordance with the Clearing and Settlement Chamber guidelines, with payment information to the ECs, which will be used by Domicile Institutions to credit ECs;

(xxxii)	participate in the settlement of the Purchase Payment Transactions as a creditor before the Issuer, in accordance with the Elo Payment Arrangements rules;

(xxxiii)	comply with all ancillary obligations established in the current regulations and legislation;

(xxxiv)	not to discriminate the Elo Brand and any of its products, restricting selective authorization, as well as ensuring that no brand will have more prominence and visibility than the Elo Brand in signs referring to acceptance, ensuring non-discriminatory access to the services and infrastructures necessary for the operation of the Elo Payment Arrangements;

(xxxv)	impose on the Facilitators the fulfillment of all obligations imposed on the Participants under this Agreement;

(xxxvi)	maintain control over the activity of the Facilitating Participants, immediately informing Elo of any breach of its obligations; and

(xxxvii)	ensure the settlement of the Purchase Payment Transactions under the responsibility of the Facilitating Participants.

4.3.          Elo undertakes to immediately inform the Participant of any change in the Regulation and to keep the updated and current version of the Regulation available for reference at the following address on the internet: www.eloportal.com.br/.

4.3.1.       The Participant may request Elo to discharge it from meeting technical and operational requirements as a result of changes to the Regulations, as provided for in said document.

4.4.          To ensure compliance with the obligations referred to in this Agreement and those attributed to the Facilitating Participant, the Participant undertakes to provide, to Elo´s benefit, irrevocable and irreversible guarantees within the time and in the form requested by Elo, according to procedures approved by Elo's Credit Risk Committee.

CLAUSE V

Participant´s Additional Obligations

5.1.          In addition to the other conditions and obligations provided for in this Agreement, the Regulation, the Arrangement Manuals, the Policies, specifications, reports, and other documents issued by Elo, including through its website, the Participant recognizes the need to comply with the following obligations as a condition for receiving and maintaining the participation authorization subject matter of this Agreement, as well as the obligation to require the Facilitators to also comply with them:

(i)	comply with all obligations undertaken in this Agreement, as well as abide by the consumer protection and competition protection rules, laws and regulations applicable to activities carried out by Participants under the Elo Payment Arrangements;

(ii)	make available all the information necessary to comply with the applicable regulations, rules established by Elo, the Arrangements Manuals, specifications, reports and other documents issued by Elo, including through its website;

(iii)	mediate disputes with ECs and Issuers, in case the Payment Transactions are somehow irregular;

(iv)	receive and review the disputes sent by the Issuers, as well as the request for pre-arbitration, if necessary, with due argument or supporting documentation and comply with the regulatory deadline established by Elo and in accordance with the Arrangement Manuals;

(v)	ensure that traffic and data storage for Elo Payment Instruments, as far as it is responsible therefor, comply with the applicable information security standards;

(vi)	fulfill and implement measures to mitigate operational, credit and liquidity risk;

(vii)	use their best efforts to promote and encourage the use of Elo Payment Instruments with ECs;

(viii)	directly supply all equipment, facilities and supplies, including those of a technological nature, necessary for the capture, authorization and settlement of Purchase Payment Transactions, ensuring the integrity of the capture, authorization, processing, settlement, rejection and return systems of the Purchase Payment Transactions, refraining from granting or allowing the use of Elo Payment Arrangements security mechanisms to third parties without the proper authorization from Elo;

(ix)	provide information and/or materials and documents requested by Elo and within the timeframe required by Elo, subject to the obligations, the reasonableness and proportionality criteria, and in compliance with the terms of this Agreement;

(x)	participate in the settlement procedure under the terms established and agreed in this Agreement and in the Regulation;

(xi)	remain under the obligation to pay the Purchase Payment Transactions before the ECs, as established in the Regulation and in this Agreement;

(xii)	send to Elo the information received from the ECs, as well as court decisions, notifications, notices that may be relevant to and/or impact the settlement procedure, among them, notifications or decisions requesting execution of debt or blocking assets and values;

(xiii)	inform Elo about changes in their headquarters and/or substantial changes in their shareholding structure, changes in direct or indirect share control and/or corporate reorganization that may result in the transfer of control to an Elo competitor;

(xiv)	keep periodic screening on the ECs in order to verify their inclusion in the OFAC (Office of Foreign Assets Control) lists, immediately informing Elo of the existence of ECs that are or may be include therein;

(xv)	proceed with the immediate termination of contracts with ECs that are or may be included in the OFAC lists;

(xvi)	create the following auditable processes: (i) fraud control process, (ii) money laundering and terrorism prevention, (iii) contingency and disaster recovery plan, (iv) contingency plan; (v) information security; and (vi) anti-corruption policies;

(xvii)	evidence compliance with Central Bank rules, including rules related to the provision of collateral, when requested by Elo, in order to prevent and/or mitigate risks related to the possibility of default on Purchase Payment Transactions as described in the Arrangement Manuals and the Regulation;

(xviii)	reimburse Elo for all expenses incurred, including attorney's fees, costs and possible convictions, due to the need to defend Elo's interests, in judicial and extrajudicial actions filed by any third parties by virtue of providing the Participant´s services subject matter of this Agreement;

(xix)	ensure the integrity of the capture, authorization, processing, settlement, rejection and return systems for Elo Payment Arrangements; and

(xx)	ensure security, protection of economic interests, non-discriminatory treatment, privacy and data protection for Commercial Establishments.

5.2.         The Participant is prohibited from providing the services covered by this Agreement in a, false or other manner that negatively reflects on brand and image of Elo, of any of the Elo Payment Arrangement Participants and Elo's business partners.

CLAUSE VI
Representations, Rights and Warranties

6.1         The Participant represents: (I) to have received a full copy of the Regulation and of the Arrangements Manuals, to which it expressly agrees, undertaking to always comply with their terms, obligations, conditions and requirements, and (ii) to be aware that the Arrangements Manuals are subject to constant changes, which will be available from the Elo website and will bind the Participant as soon as Elo has communicated its availability.

6.2.         Each Party is a company duly organized and validly existing under the laws of Brazil and has full capacity, legal powers and authorizations to hold its own assets, conduct the business in which it engages and comply with the obligations set forth in this Agreement.

6.3.         Each Party authorized the execution, having technical and operational capacity, necessary powers and authorization for, delivery and performance of this Agreement. No other corporate measures, including approval by shareholders or management, by either Party will be required to authorize the execution and performance of this Agreement.

6.4.         This Agreement constitutes a valid, binding and enforceable obligation between the Parties in accordance with its terms.

6.5.         The execution and performance of obligations by the Parties, provided for in this Agreement, do not require obtaining any additional authorization from any third party or any Government Authority.

6.6.         The execution of this Agreement will not: (i) result in a conflict or violation of any Law applicable to any of the Parties; (ii) be contingent on any consent, approval or authorization of, notification to, or filing or registration with, any Person, entity, court, Governmental or regulatory Authority, except as expressly provided in this Agreement; (iii) will result in the breach, default, conflict or otherwise constitute, enable or result in the early maturity of any obligation, termination of any contract or agreement entered into by the Parties; (vi) will result in a Material Adverse Effect in relation to either Party.

6.7.         The Participant's exercise of the Services provided for in this Agreement will be performed by the Participant's Work Team, whose tax, social security and labor liabilities will be under the Participant's exclusive responsibility, including any and all expenses, whether due to transportation (air and/or ground transportation), lodging and/or meal. "Work Team" means employees, agents, subcontractors, directors, partners and any other employee of the Participant directly or indirectly engaged in the exercise of this function.

6.8.         The Participant declares, for all purposes of law, to be the sole employer and/or party responsible for the workers designated to exercise the Participant role and, as such, undertakes responsibility for compliance with all labor, social security, tax legislation , civil and of any other nature, including for the payment of all federal, state, municipal and autarchic taxes and for the fulfillment of the collective labor rules that already exist or that may be created during the term of this Agreement, related to the exercise of the function of Participant hereunder, discharging Elo from such responsibility, even though Elo may be held jointly and severally liable by a judicial decision.

6.9.         The Participant represents and warrants to Elo that it has the title to or the right to use any and all patents, patent applications, registered or unregistered trademarks, trademark applications, copyrights, including copyrights on software, industrial designs, utility models, trade or industry secrets and non-patented know-how or technology that constitute business or industry secrets to be used by the Participant under the terms of this Agreement for the performance of the Services ("Intellectual Property"). The Intellectual Property to be used and/or provided by the Participant under the terms of this Agreement, as well as its use by the Participant to perform the Services, does not constitute or will constitute a violation or misappropriation of any third-party patent, copyright or other Intellectual Property.

6.10.       This Agreement does not create any type of exclusivity between the Parties.

CLAUSE VII

Secrecy and Confidentiality

7.1.         Given the nature of the Parties' activities, the purpose of this Agreement and because it is so agreed, the Parties recognize that, in the exercise of their duties, they may have access ("Receiving Party"), either voluntarily or involuntarily, to exclusive or confidential information of the other Party, its customers or third parties ("Disclosing Party") and, therefore, are bound, by themselves and by the parties related thereto, to keep the most absolute secrecy, refraining themselves from copying, reproducing, selling, assigning, licensing, marketing, disposing of, or transferring any and all Confidential Information, under penalty of bearing the losses and damages that they cause, for breach of the provisions in this Clause, without prejudice to the possible application of a fine.

7.1.2.      Considering that in the processing of transactions carried out within the scope of the Elo Payment Arrangement information will be shared with Elo that is or may be considered to be competitively sensitive, Elo will ensure the Participant that the Participant's competitively sensitive information will not be accessed by third parties, including institutions that operate in the same market segment as the Participant, including to those affiliates that have a corporate relationship with Elo ("Elo Group" and "Barreira de Informação", respectively).

7.1.3.      Barreira de Informação aims at ensuring the appropriate treatment of information shared by the Participant with Elo, with the assurance that (i) the information will be accessed only by authorized persons for the purpose of processing the captured purchase transactions, directly or indirectly, by the Participant, the use for any purpose other than those provided for in Elo Payment Arrangements, either by Elo or an Elo Group company, being prohibited; (ii)  the integrity of the information provided will be maintained; (iii) methods used in the information processing will be safe; and ( iv ) the information will be stored in a segregated environment for the Elo Payment Arrangements, and access to the competitively sensitive information can only be performed by Elo.

7.1.4.     Compliance with the provisions in Clause 7.1.3. above will be ensured through the adoption of information segregation mechanisms, which will prevent the access of unauthorized persons, without prejudice to the right attributed to the Participant, under the terms of clause 4.1.  item (v) and 4.1.1.

7.2.        The Parties will not have and will not be able to claim any right in relation to the other Party's Confidential Information. None of the other Party's Confidential Information may be disclosed or transferred at any title to third parties, whether by acts or omissions of the Party that received it, or of its directors, employees or contractors. Elo Confidential Information will not be used by any Participant for any purpose other than to perform the Services and the Participant's participation in Elo Payment Arrangements. The disclosure restriction provided for in this Clause VII extends to the employees and contractors of the Party that received the Confidential Information.

7.3.        Parties shall use all care necessary to prevent the disclosure of the other Party's Confidential Information to third parties. In the event of any disclosure or loss of any Disclosing Party´s Confidential Information, the Receiving Party shall notify the Disclosing Party immediately upon becoming aware of the fact. The Parties recognize that Confidential Information pertaining to each Party, including, without limitation, any financial, economic, commercial and technical information related to its customer base (such as commercial, pricing or sales strategies), is competitively sensitive and may only be used for the specific purposes set out in this Agreement.

7.4.        The duty of secrecy and confidentiality provided for in this Clause will remain in effect even after termination or expiration of this Agreement for a period of 60 (sixty) months from the date of its termination or expiration, excluding from this term the data and information of the Participants in the Elo Payment Arrangement and/or of their Clients or other parties protected by bank secrecy, which by their nature must have their confidentiality protected on a permanent basis.

7.5.        Upon termination or termination of this Agreement, the Participant must return or destroy, as instructed by Elo, all material in any medium that contains, refers to or is related to Elo Confidential Information, and may retain copies only of what is legally required or necessary to prove compliance with this Agreement.

7.6.        The duty of secrecy provided for in this Clause will not apply to any information that the Receiving Party can prove that (i) at the time of its disclosure to it, was in public domain; (ii) after its disclosure, whether by publication or otherwise, passed into the public domain without failure by the Parties; (iii) was received after disclosure by third parties with a legal right to disclose such information without any obligation to restrict its use or additional disclosure; (v) was independently developed by the Receiving Party without reference to the Disclosing Party's Confidential Information; or (vi) must be disclosed by the Receiving Party pursuant to a request issued by a Government Authority.

7.7.        Should either Party be required to disclose any Confidential Information under the requirement of any Law or a request made by a Government Authority, the Receiving Party shall, immediately upon receiving such request and before making its disclosure, inform the Disclosing Party and cooperate, if requested, to prevent the disclosure of such Confidential Information and adopt the legal measures requested by the Disclosing Party as may be necessary to protect the information. In the event that such legal measures are not applicable, possible or have no effect, the Receiving Party shall only inform what has been legally requested and shall use its best efforts to obtain the necessary protection or other reliable guarantee that the information disclosed will be given the treatment of confidentiality awarded to the Confidential Information.

7.8.        Without prejudice to the provisions in this Clause with respect to Confidential Information on Purchase Payment Transactions carried out by Users and/or ECs accredited by the Participant, the Participant is fully responsible for the confidentiality of such Confidential Information, and must handle and store it so as to always protect it, through constant adoption and review of their internal procedures and the technology used.

7.9.        The Participant declares to be aware of and undertakes to comply with all provisions of the document called "Security Assessment Requirements and Procedures" issued by the company PCI Security Standards Council , LLC, irrevocably and irreversibly undertaking full and total responsibility for any losses and damages, whether personal, moral or material, that may be suffered by Elo or third parties, due to the non-compliance of the "Security assessment requirements and procedures" by the Participant and its employees or contractors.

CLAUSE VIII

Elo's Rights

8.1.        Elo may require the Participant to annually engage audit services as indicated Elo, at the Participant´s cost, to verify the full compliance with the rules of the Arrangements Manual and the Regulation. The audit must start within a maximum period of 30 (thirty) business days after the Elo's request to the Participant is formally submitted, and the result of such work, duly validated by its officer in charge, must be delivered to Elo, with a copy to the Participant.

8.1.1.     For the purposes of clause 8.1., the Participant may hire an audit firm, among the four largest audit and consulting firms, in compliance with the Participant's internal policies for retaining this type of service.

8.2.        Without prejudice to the provisions in the previous Clause, Elo reserves the right to carry out, at the Participant's cost, by itself or by other auditors hired by it, additional audits and/or to require additional information and documents from the Participant, as evidenced by due reason.

8.3.        In addition to the obligations contained in the previous Clauses, the Participant will be subject to the annual assessment made by Elo, or by other auditors appointed by it, at the Participant's expense, in order to prove compliance with the terms of this Agreement.

8.4.        Elo is hereby ensured the right to, at any time and upon notice sent to the Participant at least thirty (30) days in advance, perform, at Participant´s expense, local assessments, due diligences, and other certifying procedures, including audits, as are strictly necessary to prove compliance with current laws and regulations, the terms of this Agreement, especially the obligations related to (i) fraud control process, (ii) money laundering prevention, anti-terrorism and anti-corruption laws, (iii) contingency plan and disaster recovery, (iv) contingency plan; (v) information security; and (vi) periodic screening of Commercial Establishments in order to verify their inclusion in the OFAC (Office of Foreign Assets Control) lists .

8.5.        Elo may, at its sole discretion, discredit any Participant that distorts the purpose of using the Elo Payment Instruments, provided for in this Agreement, in the Regulation and in the rules applicable to the use and marketing of the Elo Payment Instruments, as well as requiring the Participant to disaccredit ECs that do the same.

8.6.        A Participant that omits relevant information or performs any non-competitive or discriminatory act that impairs the proper operation of the Elo Payment Arrangements will be subject to warning, suspension, fine and/or exclusion from the Elo Payment Arrangements, at Elo's discretion, and based on recurrence and severity of non-compliance.

CLAUSE IX

USE OF BRANDS

9.1.        The Parties agree that, within the scope of this Agreement, their respective Brands may be used, recognizing and agreeing that:

(i)	any and all forms of use of the other Party´s Brands must be previously approved by the Party to which the respective Brand belongs;

(ii)	a Party is prohibited from assigning, licensing, selling, negotiating or otherwise transferring the use of the other Party´s Brand to any third parties;

(iii)	must ensure the proper use of the other Party´s Brand and undertake to prevent the use of the other Party´s Brand in operations or services that: (i) are offensive or harmful to ethics, moral and good manners; and/or (¡i) that can undermine the integrity and reputation of the Brand; and/or (iii) which in any way results in violation of the provisions of Brazilian law, especially those dealing with consumer protection; and

(iv)	will not use the other Party´s Brand in a manner other than that approved by the Party to which the respective Brand belongs.

9.2.         Without prejudice to the foregoing, the Participant undertakes to use Elo´s name and Brands solely and exclusively to promote the acceptance of the payment instruments issued by it, respecting the characteristics of the Brands, Elo's intellectual property rights and the applicable law.

CLAUSE X

Term and Termination

10.1.       This Agreement will enter into force on the date of its execution and will remain in force for an indefinite term, termination being permitted at any time, by any of the Parties and without application of any charge or penalty whatsoever, upon 90-day prior notice.

10.2.       This Agreement may be terminated with immediate effect, at any time, by either Party, or when required by law, in the event of any of the following circumstances:

(i)	non-payment or late payment by Elo, which exceeds a period of thirty (30) days from the respective due date;

(ii)	default in the compliance with any obligation agreed between the Parties under this Agreement, which is not duly cured within a period of 15 (fifteen) days after written notice from the other Party;

(iii)	non-compliance with the obligations related to the use of the Elo Brand;

(iv)	breach or inaccuracy of any representation or warranty provided in this Agreement that is not remedied within 15 (fifteen) days after written notice from the other Party;

(v)	Act of God or Force Majeure event that persists for more than 30 (thirty) days, making the execution of this Agreement impossible;

(vi)	decree of bankruptcy, recovery (judicial or extrajudicial), liquidation process, intervention or subjection to the Temporary Administration Regime - RAET or any similar process, involving the other Party;

(vii)	non-compliance by the Participant with its obligations related to the processing and settlement of transactions to ECs, such failures being those referred to in Article 27 of the Regulation Attached to Circular Letter no. 3,682 of 2013 of the Central Bank of Brazil and provided for in the SILOC Operations Manual and in the SILOC Regulation, in the Regulation and in the Elo Payment Arrangements Manuals;

(viii)	if the Participant undergoes a significant change in the share control, merger or incorporation with or into any other party resulting in the transfer of share control to an Elo competitor;

(ix)	exclusion of the Participant from Elo Payment Arrangements, pursuant to Chapter VIII – Applied Penalties of the Regulations; or

(x)	if the Participant discriminates against the Elo Brand in any form.

10.3.        Termination of this Agreement does not discharge the Parties from complying with any obligations which, by their nature, survive the expiration or termination of the Agreement, which remain in effect until they are fulfilled.

CLAUSE XI
Indemnity

11.1.        Without prejudice to the penalties provided for in the Elo Payment Arrangement Rates Manual, applicable cases of non-compliance with the obligations set forth in the Regulation, the Arrangement Manuals and this Agreement, the defaulting Party agrees to indemnify and hold the non-defaulting Party harmless from all and any direct losses and damages or direct losses that, provenly and exclusively, it may cause thereto as a result of its participation in the Elo Payment Arrangements and of the provision of the Services subject matter of this Agreement, including those arising from the breach of the obligations related to the use of the Parties´ Brands. The liability undertaken by the defaulting Party for losses, damages and direct losses caused does not include, under any circumstances, loss of profits, indirect losses and damages, for whatever reason.

11.2.        The indemnity provided for in Clause 11.1 applies, further, to events for which specific penalties and indemnities are provided for in the Regulation, such as the penalties provided for in Chapter VIII - Applied Penalties, of the Regulation.

CLAUSE XII
Miscellaneous

12.1.        Communications and/or notices between the Parties arising from this Agreement shall be made by registered letter or electronic mail (e-mail) with return receipt, to the addresses indicated below. Either Party may change the address to which communications/notices are to be sent, and must inform the other Party about the new address.

If to ELO:

Elo Serviços S.A.

Alameda Xingu, n ° 512, 5º andar, Barueri, São Paulo-SP

Email: carlinhos@cartaoelo.com.br

Attn.: Mr. Carlos Alberto Carneiro Moreira Jr.

If to the Participant:

Stone Pagamentos S.A.

Rua Fidêncio Ramos, n° 308, Torre A, 10º andar, CEP 04551-010,

São Paulo - SP E-mail: cconde@stone.com.br and juridico@stone.com.br

Attn.: Mr. Caio Conde

12.2.        This instrument will be governed and construed in accordance with the Laws of the Federative Republic of Brazil.

12.3.        No modification, waiver or amendment to any terms, conditions or provisions agreed in this Agreement will come into force, save and until it is formally agreed by an amendment duly signed by the Parties or by their legal representatives.

12.4.        Elo is permitted to assign or transfer, in whole or in part, the rights and obligations arising from this Agreement, without the prior written consent, in writing, of the Participant, and the Participant is prohibited from assigning or transferring the rights and obligations arising from this Agreement without prior and express notice to Elo. In the event of an assignment or transfer of rights and obligations to an institution that does not meet the requirements required by Elo for Participants of the Payment Arrangements, Elo may terminate the Agreement for cause.

12.5.        The forbearance or omission of any of the Parties does not imply waiver, forgiveness, novation or amendment to the provisions in this Agreement, as well as the waiver of demanding compliance with the provisions contained herein or the right to subsequently request the full performance of each of the obligations set forth in this Agreement.

12.6.        Nothing in this instrument will be construed as placing the Parties in relation of partners, associates, consortium parties, lenders, joint venturers or joint or several liability venturers, nor will any Party have the right to provide guarantees or make any statement on behalf of the other, binding or holding the other liable for any obligation, except as agreed in this Agreement.

12.7.        If any provision of this Agreement is declared or found to be unlawful, unenforceable or void, both Parties will be discharged from fulfilling the obligations under that provision, but only to the extent that that provision is illegal, unenforceable or void. Upon the occurrence of the foregoing, the two parties, by mutual agreement, shall amend this Agreement, changing the relevant provision to the extent necessary to make it legal and enforceable while protecting its objective, or if that is not possible, substituting it with another provision that is legal and enforceable, and that achieves the same objective.

12.8.        In the event that any provision set forth in this Agreement is subsequently found to be void, unlawful or unenforceable, the enforceability of the remaining provisions will not be affected or impaired.

12.9.        This Agreement, together with all its Annexes, constitutes the entire agreement between the Parties with respect to its purpose and supersedes in all aspects all previous proposals, negotiations, discussions and understandings between the Parties regarding the purpose of this Agreement.

12.10.      The conditions of this Agreement are binding on the successors of the Parties.

12.11.      The Parties elect the Court of the Judicial District of Barueri, State of São Paulo, at the exclusion of any other, however privileged it may be, as the sole competent court for the settlement or interpretation of clauses or issues arising from this Agreement, which they cannot amicably decide. It is hereby stipulated that the Party against which an adverse judgment is rendered in court shall pay the prevailing Party´s attorney´s, in addition to the procedural costs and expenses.

IN WITNESS WHEREOF, the Parties executed this Agreement in two (2) counterparts, before the undersigned witnesses.

Barueri, November 03, 2017.

ELO SERVIÇOS S.A.
1. /s/Eduardo Chedid	2. /s/Rogerio Gragnani Leite
Name: Eduardo Chedid	Name: Rogerio Gragnani Leite
Title: CEO	Title: Executive Officer

STONE PAGAMENTOS S.A.
1. /s/Carlos Alberto Bordini	2. /s/Augusto Barbosa Estellita Lins
Name: Carlos Alberto Bordini	Name: Augusto Barbosa Estellita Lins
Title: Director	Title: Director – Stone Pagamentos S.A.

Witnesses:
/s/Caio C. Conde	/s/Nathalia C. R. de Faria
Name: Caio C. Conde	Name: Nathalia C. R. de Faria